Exhibit 99.1

Editorial Contacts:

Investor Relations
Michelle Ahlmann (Levine)
mahlmann@mercury.com
650-603-5464

Public Relations
Dave Peterson
dpeterson@mercury.com
650-603-5231

For Immediate Release

MERCURY TO ACQUIRE APPILOG TO EXTEND BUSINESS TECHNOLOGY OPTIMIZATION LEADERSHIP

Mercury First To Bridge the Gap Between Applications and Infrastructure

MOUNTAIN VIEW, CALIF., – MAY 12, 2004 – Today, Mercury Interactive Corporation

(NASDAQ: MERQ), the global leader in business technology optimization (BTO), announced it has signed a definitive agreement to acquire all of the outstanding shares of Appilog, Inc., a privately held company for approximately $49 million in cash. In addition, Mercury will assume all of Appilog’s outstanding options.

     Appilog is a leading provider of auto-discovery and application mapping software. Their advanced technology automatically manages the complex and dynamic dependencies between enterprise applications and their supporting infrastructure. This capability, when combined with Mercury Application Management offerings, optimizes business results from applications by managing the rapidly changing relationships between users, applications, and complex infrastructures.

     “Complexity is exploding in terms of both component-oriented enterprise applications and their supporting infrastructures,” said Cameron Haight, research vice president at Gartner, Inc. “Automating the process of mapping applications to their underlying technical foundation is one of the keys to managing the burgeoning wave of mission critical applications based upon J2EE, .NET and Web services.”

      First generation application management technology depends on manual approaches to determine the resources required to ensure the availability and performance of enterprise

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applications. Mercury and Appilog second-generation Application Management offerings will help enable customers to:

  Mitigate the business risks of planned and unplanned technology changes;

  Reduce mean-time-to-resolution by correlating application issues directly to infrastructure changes and problems; and

  Improve user success with increased application performance and availability.

     “A majority of organizations today are using manual approaches to determine and map the resources required to ensure the availability and performance of enterprise applications,” said Corey Ferengul, senior vice president at Meta Group. “Automating application mapping is vital in today’s constantly changing environments to optimize the business results from enterprise applications.”

      Appilog’s technology, when combined with Mercury products, will help enable customers to dynamically discover application dependencies on infrastructure, automatically detect and visually depict changes to applications and infrastructure, and immediately reveal business impact of planned and unplanned changes and infrastructure failures.

     “Mercury continues to set the agenda in Application Management with our ongoing execution against our BTO Technology Blueprint,” said David Murphy, vice president of corporate development at Mercury. “With this acquisition, Mercury is the first to both identify and address the significant gap between application management and infrastructure management.”

      The acquisition is subject to customary closing conditions and certain regulatory approvals and is expected to close in June 2004.

ABOUT MERCURY

     Mercury Interactive (NASDAQ: MERQ), the global leader in business technology optimization (BTO), is committed to helping customers optimize the business value of information technology. Founded in 1989, Mercury conducts business worldwide and is one of the fastest growing enterprise software companies today. Mercury provides software and services to govern the priorities, people, and processes of IT; deliver and manage applications; and integrate IT strategy and execution.

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      Customers worldwide rely on Mercury offerings to improve quality and performance of applications and manage IT costs, risks and compliance. Mercury BTO offerings are complemented by technologies and services from global business partners. For more information, please visit www.mercury.com.

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FORWARD LOOKING STATEMENTS

     This press release contains “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties concerning Mercury’s expected financial performance, as well Mercury’s future business prospects and product and service offerings. Mercury’s actual results may differ materially from the results predicted or from any other forward-looking statements made by, or on behalf of, Mercury and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among other things: 1) uncertainties related to the closing of the acquisition and the integration of products and services, employees and operations as a result of the acquisition; 2) the dependence of Mercury’s financial growth on the continued success and acceptance of its existing and new software products and services, and the success of its BTO strategy; 3) intense competition for Mercury’s products and services; 4) the mix of perpetual and term licenses and the effect of the timing of the recognition of revenue from products sold under term licenses; 5) Mercury has historically received a substantial portion of its orders at the end of the quarter and if an order shortfall occurs at the end of a quarter it could negatively impact the company’s operating results for that quarter; 6) the ability to attract and retain key personnel; and 7) the additional risks and important factors described in Mercury’s SEC reports, including the Annual Report to Stockholders on Form 10-K for the fiscal year ended December 31, 2003 and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, which are available at the SEC’s website at www.sec.gov. All of the information in this press release is as of May 12, 2004, and Mercury undertakes no duty to update this information.

Mercury and the Mercury logo are trademarks or registered trademarks of Mercury Interactive Corporation. All other company, brand, and product names are marks of their respective holders.

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MERCURY INTERACTIVE
379 North Whisman Road
Mountain View, CA 94043
Tel: (650) 603-5200 Fax: (650) 603-5300
www.mercury.com